Tidal Trust III 485APOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-1A of our report dated August 27, 2024, relating to the special purpose schedule of investments and related notes of the separately managed account advised by SpringTide Partners as July 31, 2024 to be acquired by NovaTide Flexible Allocation ETF, an open-end diversified series of Tidal Trust III, and to the references to our firm in the Prospectus and Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 9, 2024